RYAM Announces Second Quarter 2023 Results
Updates 2023 EBITDA and Raises Free Cash Flow Guidance
•Loss from continuing operations for the second quarter of $16 million, an improvement of $9 million, or 36 percent, over prior year quarter
•Adjusted EBITDA from continuing operations for the second quarter of $27 million, down $7 million, or 21 percent, from prior year quarter
•Year-to-date cash provided by operating activities of $84 million; total debt of $834 million
•Adjusted Free Cash Flow generation of $52 million; Net Debt reduced to $682 million
•Updates 2023 Adjusted EBITDA guidance to $185 million to $200 million
•Raises 2023 Adjusted Free Cash Flow guidance to $55 million to $70 million
JACKSONVILLE, Fla., August 8, 2023 - Rayonier Advanced Materials Inc. (NYSE:RYAM) (the “Company”) reported a net loss of $17 million, or $(0.26) per diluted share, for the quarter ended July 1, 2023, compared to a net loss of $23 million, or $(0.36) per diluted share, for the prior year quarter. Loss from continuing operations for the quarter ended July 1, 2023 was $16 million, or $(0.24) per diluted share, compared to a loss from continuing operations of $25 million, or $(0.39) per diluted share, for the prior year quarter.
“Results for the second quarter reflected shifting market conditions across several key end markets. Despite facing volume pressure due to destocking in certain areas of our Cellulose Specialties and Paperboard businesses, we successfully increased prices by 13 percent and 4 percent, respectively, from the previous year, demonstrating our commitment to prioritizing value over volume. Moreover, we are experiencing downward pressure on commodity prices across all our segments, which intensified during the quarter. We are reacting by taking downtime at our High-Yield Pulp plant to reduce costs, minimize losses and monetize inventories. We are also reviewing strategic options with respect to our non-fluff High Purity Cellulose commodity businesses, specifically including viscose and paper pulp products,” said De Lyle W. Bloomquist, RYAM’s President and Chief Executive Officer. “Consequently, we are revising down our 2023 Adjusted EBITDA guidance, but raising our free cash flow guidance as we reduce capital expenditures and monetize additional working capital. The lower EBITDA guidance is driven primarily by a softer outlook for commodity pricing and lower sales volumes in Cellulose Specialties and Paperboard. Overall, reductions in commodity prices are impacting our 2023 EBITDA guidance by approximately $45 million, which we expect to partially offset with proactive cost reduction measures of nearly $40 million that is expected to be realized in the second half of the year.”
“Subsequent to the quarter's end, we successfully raised a new $250 million secured term loan, allowing us to redeem the remaining $318 million of aggregate principal amount from our 2024 senior unsecured notes. Through these transactions, we will further reduce gross debt by an additional $68 million. In order to service the increasing fixed charges from the higher cost of debt, we are increasing the investment hurdles for strategic capital investments and expect to primarily fund these investments through low-cost green project capital and free cash flow. Our long-term strategy remains focused on steady margin growth from cellulose specialties products while driving new value through investments in our emerging biomaterials business,” concluded Mr. Bloomquist.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Second Quarter 2023 Operating Results from Continuing Operations
The Company operates in the following business segments: High Purity Cellulose, Paperboard and High-Yield Pulp.
Net sales was comprised of the following for the periods presented:

	Three Months Ended			Six Months Ended
(in millions)	July 1, 2023	April 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
High Purity Cellulose	$300	$374	$302	$674	$583
Paperboard	48	59	63	107	117
High-Yield Pulp	44	42	40	86	62
Eliminations	(7)	(8)	(6)	(15)	(11)
Net sales	$385	$467	$399	$852	$751
Operating results were comprised of the following for the periods presented:

	Three Months Ended			Six Months Ended
(in millions)	July 1, 2023	April 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
High Purity Cellulose	$—	$13	$7	$13	$(1)
Paperboard	6	10	10	16	16
High-Yield Pulp	1	7	(2)	8	(2)
Corporate	(14)	(13)	(18)	(27)	(32)
Operating income (loss)	$(7)	$17	$(3)	$10	$(19)
High Purity Cellulose
Net sales for the second quarter decreased $2 million, or 1 percent, to $300 million compared to the same prior year quarter. Included in the current and prior year quarters were $22 million and $24 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Sales prices decreased 4 percent during the current quarter, driven by a 4 percent decrease in commodity products prices, partially offset by a 13 percent increase in cellulose specialties prices. Total sales volumes increased 4 percent during the current quarter, driven by a 72 percent increase in commodity products volumes, partially offset by a 27 percent decrease in cellulose specialties volumes. Sales volumes for cellulose specialties were negatively impacted by market-driven demand declines primarily due to significant customer destocking, particularly those customers associated with construction markets.
Net sales for the six months ended July 1, 2023 increased $91 million, or 16 percent, to $674 million compared to the same prior year period. Included in the current and prior year six-month periods were $45 million and $51 million, respectively, of other sales primarily from bio-based energy and lignosulfonates. Sales prices increased 2 percent during the current period, driven by increases in cellulose specialties and commodity products prices of 15 percent and 1 percent, respectively. Total sales volumes increased 16 percent during the current period, driven by a 69 percent increase in commodity products volumes, partially offset by a 12 percent decrease in cellulose specialties volumes. Sales volumes for cellulose specialties were negatively impacted by market-driven demand declines due to significant customer destocking, particularly in construction markets.
Operating income for the three and six months ended July 1, 2023 decreased $7 million and increased $14 million, respectively, compared to the same prior year periods. The current quarter decrease was driven by the lower cellulose specialties sales volumes and commodity products sales prices and increased labor and maintenance costs due to inflation, partially offset by higher cellulose specialties sales prices and commodity products sales volumes and decreased costs of certain inputs. The increase during the six-month period was driven by the higher cellulose specialties and commodity products sales prices and commodity products sales volumes and decreased costs of certain inputs, partially offset by the decrease in cellulose specialties sales volumes and higher labor and maintenance costs due to inflation. Included in operating income in the three and six months ended July 1, 2023 was the recognition of a $3 million benefit from payroll tax credit carryforwards.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Compared to the first quarter of 2023, operating income decreased $13 million, driven by lower sales volumes for both cellulose specialties and commodity products and lower commodity products sales prices, partially offset by higher cellulose specialties sales prices and the income recognized related to the payroll tax credit carryforwards. Total sales prices decreased 2 percent, driven by a 6 percent decrease in commodity products sales prices that was partially offset by a 3 percent increase in cellulose specialties sales prices. Total sales volumes decreased 19 percent, including decreases in cellulose specialties and commodity products sales volumes of 24 percent and 15 percent, respectively, driven by market-driven demand declines due to significant customer destocking and lower production principally reflecting the scheduled outages of the Jesup and Temiscaming plants during the quarter.
Paperboard
Net sales for the second quarter decreased $15 million, or 24 percent, to $48 million compared to the same prior year quarter. Net sales for the six months ended July 1, 2023 decreased $10 million, or 9 percent, to $107 million compared to the same prior year period. Sales volumes decreased 27 percent and 18 percent during the three- and six-month periods, respectively, driven by lower productivity and customer destocking. Sales prices increased 4 percent and 11 percent, respectively, partially offsetting the sales volumes decreases, driven by continued demand for sustainable packaging.
Operating income for the three and six months ended July 1, 2023 decreased $4 million and was flat, respectively, compared to the prior year periods. The current quarter decrease was driven by the lower sales volumes, partially offset by the higher sales prices. In the year-to-date period, the higher sales prices were offset by the lower sales volumes and higher purchased pulp, chemicals and energy costs.
Compared to the first quarter of 2023, operating income decreased $4 million, driven by 4 percent and 16 percent decreases in sales prices and sales volumes, respectively, due to mix and customer destocking.
High-Yield Pulp
Net sales for the second quarter increased $4 million, or 10 percent, to $44 million compared to the same prior year quarter. Net sales for the six months ended July 1, 2023 increased $24 million, or 39 percent, to $86 million compared to the same prior year period. Sales prices increased 5 percent and 18 percent and sales volumes increased 9 percent and 21 percent during the three- and six-month periods, respectively, driven by stronger demand, increased productivity and easing logistics constraints.
Operating results for the three and six months ended July 1, 2023 improved $3 million and $10 million, respectively, compared to the prior year periods, driven by the higher sales prices and sales volumes. In the year-to-date period, the higher sales prices and sales volumes were partially offset by increased wood and logistics costs and higher labor and maintenance costs due to inflation.
Compared to the first quarter of 2023, operating income decreased $6 million, driven by an 18 percent decrease in sales prices due to market supply and demand imbalance, partially offset by a 40 percent increase in sales volumes due to an improvement in logistics.
Corporate
Operating loss for the three and six months ended July 1, 2023 decreased $4 million and $5 million, respectively, driven by lower variable stock-based compensation costs and lower severance, partially offset by unfavorable foreign exchange rates in the current year periods. Compared to the first quarter of 2023, the operating loss increased $1 million.
Non-Operating Income & Expense
Included in other income, net in the three and six months ended July 1, 2023 was a gain on a passive land sale and a net gain on debt extinguishment, which were partially offset by unfavorable foreign exchange rates. Also included in the six-month period was a pension settlement loss of $2 million.
The three and six months ended June 25, 2022 included a $4 million loss and a $5 million gain, respectively, associated with the GreenFirst common shares received in connection with the sale of lumber and newsprint assets.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Income Taxes
The effective tax rate on the loss from continuing operations for the three and six months ended July 1, 2023 was a benefit of 18 percent and 32 percent, respectively. The 2023 effective tax rates differed from the federal statutory rate of 21 percent primarily due to disallowed interest deductions in the U.S. and nondeductible executive compensation, offset by U.S. tax credits, return-to-accrual adjustments related to previously filed tax returns and an excess tax benefit on vested stock compensation.
The effective tax rate on the loss from continuing operations for the three and six months ended June 25, 2022 was an expense of 18 percent and 12 percent, respectively. The 2022 effective tax rates differed from the federal statutory rate of 21 percent primarily due to disallowed interest deductions in the U.S. and nondeductible executive compensation, partially offset by U.S. tax credits and tax return-to-accrual adjustments.
Cash Flows & Liquidity
For the six months ended July 1, 2023, the Company generated operating cash flows of $84 million, which were driven by increased cash inflows from working capital, partially offset by payments on deferred energy liabilities associated with Tartas plant operations.
For the six months ended July 1, 2023, the Company used $54 million in its investing activities related to net capital expenditures, which included $22 million of strategic capital spending focused on enhancing reliability and cost efficiency.
For the six months ended July 1, 2023, the Company used $26 million in its financing activities primarily for the repayment of long-term debt and the repurchase of common stock to satisfy tax withholding requirements related to the issuance of stock under Company incentive stock plans.
The Company ended the quarter with $272 million of global liquidity, including $157 million of cash, borrowing capacity under the ABL Credit Facility of $109 million and $6 million of availability under the factoring facility in France.
On July 20, 2023, the Company secured term loan financing of $250 million and received net proceeds of $243 million after original issue discount, which will be used, together with approximately $85 million in cash, to redeem the remaining $318 million in aggregate principal balance of its senior unsecured notes due 2024 and pay fees and expenses related to the transaction. The term loan matures in July 2027 and bears interest at a rate per annum equal to three-month Term SOFR plus 8.00 percent.
Market Assessment
This market assessment represents the Company’s best current estimate of its business segments’ future performance.
High Purity Cellulose
Average sales prices for cellulose specialties in 2023 are expected to be in the high single-digit percent higher than average 2022 sales prices, while sales volumes are expected to decrease from prior year due to softness in sales orders driven principally by significant customer destocking. Market demand for commodity products remains resilient but at lower prices than the first half of the year, in line with industry forecasts. Commodity sales volumes are expected to continue to increase through the end of 2023. The prices for certain inputs have come off the 2022 highs but are expected to remain significantly elevated versus pre-COVID pandemic levels.
Paperboard
Paperboard prices are expected to moderate over the balance of the year but remain elevated from 2022 levels, while sales volumes are expected to improve in the second half of the year. Raw material prices are expected to reduce further as pulp markets decline.
High-Yield Pulp
High-yield pulp prices have declined due to soft demand and new paper pulp capacity ramping up. Prices are expected to decline overall in 2023 despite an expected uptick in the fourth quarter, in line with industry forecasts for the global paper pulp market. Sales volumes are expected to decline in the coming quarter as the Company takes downtime in the third quarter due to market conditions.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

2023 Guidance
Overall, loss from continuing operations is expected to be approximately $17 to $2 million, with Adjusted EBITDA of approximately $185 to $200 million for 2023. The Company expects to spend approximately $95 million on custodial capital expenditures and approximately $30 million on discretionary strategic capital expenditures, net of financing. Strategic capital may be modulated as necessary to support Adjusted Free Cash Flow. The Company is targeting $55 million of benefit from working capital to support Adjusted Free Cash Flow for the year. Overall, the Company expects to generate $55 to $70 million of Adjusted Free Cash Flow in 2023.
A Sustainable Future
The Company continues to focus on growing its bio-based product offering and expects to grow its biomaterials sales and increase overall margins over time. The Company’s bioethanol facility at its Tartas, France plant is under construction and is anticipated to be operational in early 2024. The total estimated cost of the project is approximately $41 million, with $26 million to be spent in 2023. The Company plans to utilize $28 million of low-cost green loans to help fund the project, including $8 million already raised, and $4 million in grants. The project is expected to provide $8 million to $10 million of annual incremental EBITDA, based on current exchange rates, beginning in 2025.
Conference Call Information
RYAM will host a conference call and live webcast at 9:00 a.m. ET on Wednesday, August 9, 2023 to discuss these results. Supplemental materials and access to the live audio webcast will be available at www.RYAM.com. A replay of this webcast will be archived on the company’s website shortly after the call.
Investors may listen to the conference call by dialing 877-407-8293, no passcode required. For international parties, dial 201-689-8349. A replay of the teleconference will be available one hour after the call ends until 6:00 p.m. ET on Wednesday, August 23, 2023. The replay dial-in number within the U.S. is 877-660-6853, international is 201-612-7415, Conference ID: 13739806.
About RYAM
RYAM is a global leader of cellulose-based technologies, including high purity cellulose specialties, a natural polymer commonly used in the production of filters, food, pharmaceuticals and other industrial applications. The Company also manufactures products for paper and packaging markets. With manufacturing operations in the U.S., Canada and France, RYAM employs approximately 2,500 people and generated $1.7 billion of revenues in 2022. More information is available at www.RYAM.com.
Contacts

Media	Ryan Houck	904-357-9134
Investors	Mickey Walsh	904-357-9162
Forward-Looking Statements
Certain statements in this document regarding anticipated financial, business, legal or other outcomes including business and market conditions, outlook and other similar statements relating to RYAM’s future events, developments, or financial or operational performance or results, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. These forward-looking statements are identified by the use of words such as “may,” “will,” “should,” “expect,” “estimate,” “believe,” “intend,” “forecast,” “anticipate,” “guidance,” and other similar language. However, the absence of these or similar words or expressions does not mean a statement is not forward-looking. While we believe these forward-looking statements are reasonable when made, forward-looking statements are not guarantees of future performance or events and undue reliance should not be placed on these statements. Although we believe the expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance these expectations will be attained and it is possible actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. All statements made in this earnings release are made only as of the date set forth at the beginning of this release. The Company undertakes no obligation to update the information made in this release in the event facts or circumstances subsequently change after the date of this release. The Company has not filed its Form 10-Q for the quarter ended July 1, 2023. As a result, all financial results described in this earnings release should be considered preliminary, and are subject to change to reflect any necessary adjustments or changes in accounting estimates, that are identified prior to the time the Company files its Form 10-Q.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

The Company’s operations are subject to a number of risks and uncertainties including, but not limited to, those listed below. When considering an investment in the Company’s securities, you should carefully read and consider these risks, together with all other information in the Company’s Annual Report on Form 10-K and other filings and submissions to the SEC, which provide more information and detail on the risks described below. If any of the events described in the following risk factors actually occur, the Company’s business, financial condition or operating results, as well as the market price of the Company’s securities, could be materially adversely affected. These risks and events include, without limitation: Macroeconomic and Industry Risks The Company’s business, financial condition and results of operations could be adversely affected by disruptions in the global economy caused by the ongoing conflict between Russia and Ukraine or other geopolitical conflicts. The Company is subject to risks associated with epidemics and pandemics, including the COVID-19 pandemic, which has had, and may continue to have, a material adverse impact on the Company’s business, financial condition, results of operations and cash flows. The businesses the Company operates are highly competitive and many of them are cyclical, which may result in fluctuations in pricing and volume that can materially adversely affect the Company’s business, financial condition, results of operations and cash flows. Changes in raw material and energy availability and prices, and continued inflationary pressure, could have a material adverse effect on the Company’s business, financial condition and results of operations. The Company is subject to material risks associated with doing business outside of the United States. Foreign currency exchange fluctuations may have a material adverse impact on the Company’s business, financial condition and results of operations. Restrictions on trade through tariffs, countervailing and anti-dumping duties, quotas and other trade barriers, in the United States and internationally, could materially adversely affect the Company’s ability to access certain markets. Business and Operational Risks The Company’s ten largest customers represented approximately 40 percent of 2022 revenue, and the loss of all or a substantial portion of revenue from these customers could have a material adverse effect on the Company’s business. A material disruption at any of the Company’s major manufacturing plants could prevent the Company from meeting customer demand, reduce sales and profitability, increase the cost of production and capital needs, or otherwise materially adversely affect the Company’s business, financial condition and results of operations. Unfavorable changes in the availability of, and prices for, wood fiber may have a material adverse impact on the Company’s business, financial condition and results of operations. Substantial capital is required to maintain the Company’s plants, and the cost to repair or replace equipment, as well as the associated downtime, could materially adversely affect the Company’s business. The Company depends on third parties for transportation services and unfavorable changes in the cost and availability of transportation could materially adversely affect the Company’s business. Failure to maintain satisfactory labor relations could have a material adverse effect on the Company’s business. The Company is dependent upon attracting and retaining key personnel, the loss of whom could materially adversely affect the Company’s business. Failure to develop new products or discover new applications for existing products, or inability to protect the intellectual property underlying new products or applications, could have a material adverse impact on the Company’s business. Loss of Company intellectual property and sensitive data or disruption of manufacturing operations due to cyberattacks or cybersecurity breaches could materially adversely impact the business. Regulatory and Environmental Risks The Company’s business is subject to extensive environmental laws, regulations and permits that may materially restrict or adversely affect how the Company conducts business and its financial results. The potential longer-term impacts of climate-related risks remain uncertain at this time. Regulatory measures to address climate change may materially restrict how the Company conducts business or adversely affect its financial results. Financial Risks The Company may need to make significant additional cash contributions to its retirement benefit plans if investment returns on pension assets are lower than expected or interest rates decline, and/or due to changes to regulatory, accounting and actuarial requirements. The Company has debt obligations that could materially adversely affect the Company’s business and its ability to meet its obligations. Challenges in the commercial and credit environments may materially adversely affect the Company’s future access to capital. The Company may require additional financing in the future to meet its capital needs or to make acquisitions, and such financing may not be available on favorable terms, if at all, and may be dilutive to existing stockholders. Common Stock and Certain Corporate Matters Risks Stockholders’ percentage of ownership in RYAM may be diluted. Certain provisions in the Company’s amended and restated certificate of incorporation and bylaws, and of Delaware law, could prevent or delay an acquisition of the Company, which could decrease the price of its common stock.
Other important factors that could cause actual results or events to differ materially from those expressed in forward-looking statements that may have been made in this document are described or will be described in the Company’s filings with the U.S. Securities and Exchange Commission, including the Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company assumes no obligation to update these statements except as is required by law.
Non-GAAP Financial Measures
This earnings release and the accompanying schedules contain certain non-GAAP financial measures, including EBITDA, adjusted EBITDA, adjusted free cash flows, adjusted income from continuing operations and adjusted net debt. The Company believes these non-GAAP financial measures provide useful information to its Board of Directors, management and investors regarding its financial condition and results of operations. Management uses these non-GAAP financial measures to compare its performance to that of prior periods for trend analyses, to determine management incentive compensation and for budgeting, forecasting and planning purposes.
The Company does not consider these non-GAAP financial measures an alternative to financial measures determined in accordance with GAAP. The principal limitation of these non-GAAP financial measures is that they may exclude significant expense and income items that are required by GAAP to be recognized in the consolidated financial statements. In addition, they reflect the exercise of management’s judgment about which expense and income items are excluded or included in determining these non-GAAP financial measures. In order to compensate for these limitations, reconciliations of the non-GAAP financial measures to their most directly comparable GAAP measures are provided below. Non-GAAP financial measures are not necessarily indicative of results that may be generated in future periods and should not be relied upon, in whole or part, in evaluating the financial condition, results of operations or future prospects of the Company.
CORPORATE HEADQUARTERS
1301 Riverplace Boulevard Suite 2300 Jacksonville, FL 32207
904.357.4600 fax 904.357.9101 www.RYAM.com

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Operations
(Unaudited)
(in millions, except share and per share information)

	Three Months Ended			Six Months Ended
	July 1, 2023	April 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Net sales	$385	$467	$399	$852	$751
Cost of sales	(370)	(430)	(372)	(800)	(718)
Gross margin	15	37	27	52	33
Selling, general and administrative expense	(18)	(19)	(28)	(37)	(48)
Foreign exchange gain (loss)	(2)	—	2	(2)	1
Other operating expense, net	(2)	(1)	(4)	(3)	(5)
Operating income (loss)	(7)	17	(3)	10	(19)
Interest expense	(16)	(15)	(16)	(31)	(33)
Gain (loss) on GreenFirst equity securities	—	—	(4)	—	5
Other income (expense), net	4	(2)	3	2	4
Loss from continuing operations before income taxes	(19)	—	(20)	(19)	(43)
Income tax (expense) benefit	3	3	(4)	6	(5)
Equity in loss of equity method investment	—	(1)	(1)	(1)	(1)
Income (loss) from continuing operations	(16)	2	(25)	(14)	(49)
Income (loss) from discontinued operations, net of taxes	(1)	—	2	(1)	1
Net income (loss)	$(17)	$2	$(23)	$(15)	$(48)

Basic and Diluted earnings per common share
Income (loss) from continuing operations	$(0.24)	$0.02	$(0.39)	$(0.22)	$(0.77)
Income (loss) from discontinued operations	(0.02)	—	0.03	(0.02)	0.02
Net income (loss) per common share	$(0.26)	$0.02	$(0.36)	$(0.24)	$(0.75)

Shares used in determining EPS
Basic EPS	65,226,344	64,504,200	63,898,761	64,865,272	63,837,292
Diluted EPS	65,226,344	66,596,653	63,898,761	64,865,272	63,837,292
A

Rayonier Advanced Materials Inc.
Condensed Consolidated Balance Sheets
(Unaudited)
(in millions)

	July 1, 2023	December 31, 2022
Assets
Cash and cash equivalents	$157	$152
Other current assets	483	538
Property, plant and equipment, net	1,152	1,151
Other assets	514	507
Total assets	$2,306	$2,348

Liabilities and Stockholders’ Equity
Debt due within one year	$81	$14
Other current liabilities	329	340
Long-term debt	753	839
Non-current environmental liabilities	159	160
Other liabilities	170	166
Total stockholders’ equity	814	829
Total liabilities and stockholders’ equity	$2,306	$2,348

B

Rayonier Advanced Materials Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Six Months Ended
	July 1, 2023	June 25, 2022
Operating Activities
Net loss	$(15)	$(48)
Adjustments to reconcile net loss to cash provided by (used in) operating activities:
(Income) loss from discontinued operations	1	(1)
Depreciation and amortization	68	61
Other	(1)	10
Changes in working capital and other assets and liabilities	31	(58)
Cash provided by (used in) operating activities	84	(36)

Investing Activities
Capital expenditures, net	(54)	(87)
Cash used in investing activities-continuing operations	(54)	(87)
Cash provided by investing activities-discontinued operations	—	43
Cash used in investing activities	(54)	(44)

Financing Activities
Changes in debt	(21)	(21)
Other	(5)	(1)
Cash used in financing activities	(26)	(22)

Change in cash and cash equivalents	4	(102)
Net effect of foreign exchange on cash and cash equivalents	1	(3)
Balance, beginning of period	152	253
Balance, end of period	$157	$148
C

Rayonier Advanced Materials Inc.
Sales Volumes and Average Prices
(Unaudited)

	Three Months Ended			Six Months Ended
	July 1, 2023	April 1, 2023	June 25, 2022	July 1, 2023	June 25, 2022
Average Sales Prices ($ per metric ton)
High Purity Cellulose	$1,301	$1,322	$1,355	$1,313	$1,288
Paperboard	$1,498	$1,568	$1,439	$1,536	$1,384
High-Yield Pulp (external sales)	$633	$769	$603	$691	$586

Sales Volumes (thousands of metric tons)
High Purity Cellulose	214	265	206	479	414
Paperboard	32	38	44	70	85
High-Yield Pulp (external sales)	60	43	55	103	85

D

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a)

	Three Months Ended July 1, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$—	$6	$1	$(23)	$(16)
Depreciation and amortization	28	4	—	1	33
Interest expense, net	—	—	—	14	14
Income tax benefit	—	—	—	(3)	(3)
EBITDA-continuing operations	28	10	1	(11)	28
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$28	$10	$1	$(12)	$27

	Three Months Ended April 1, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$13	$10	$7	$(28)	$2
Depreciation and amortization	31	3	1	—	35
Interest expense, net	—	—	—	15	15
Income tax benefit	—	—	—	(3)	(3)
EBITDA-continuing operations	44	13	8	(16)	49
Pension settlement loss	—	—	—	2	2
Adjusted EBITDA-continuing operations	$44	$13	$8	$(14)	$51

	Three Months Ended June 25, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate	Total
Income (loss) from continuing operations	$6	$11	$(1)	$(41)	$(25)
Depreciation and amortization	30	3	1	—	34
Interest expense, net	—	—	—	16	16
Income tax expense	—	—	—	4	4
EBITDA-continuing operations	36	14	—	(21)	29
Pension settlement loss	—	—	—	1	1
Severance	—	—	—	4	4
Adjusted EBITDA-continuing operations	$36	$14	$—	$(16)	$34

——————————————
(a)    EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for the settlement of certain pension plans, gain on debt extinguishment and other items. EBITDA and Adjusted EBITDA are non-GAAP measures used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.

E

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
EBITDA and Adjusted EBITDA by Segment(a) (Continued)

	Six Months Ended July 1, 2023
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$13	$16	$8	$(51)	$(14)
Depreciation and amortization	59	7	1	1	68
Interest expense, net	—	—	—	29	29
Income tax benefit	—	—	—	(6)	(6)
EBITDA-continuing operations	72	23	9	(27)	77
Pension settlement loss	—	—	—	2	2
Gain on debt extinguishment	—	—	—	(1)	(1)
Adjusted EBITDA-continuing operations	$72	$23	$9	$(26)	$78

	Six Months Ended June 25, 2022
	High Purity Cellulose	Paperboard	High-Yield Pulp	Corporate & Other	Total
Income (loss) from continuing operations	$(1)	$17	$(1)	$(64)	$(49)
Depreciation and amortization	53	7	1	—	61
Interest expense, net	—	—	—	32	32
Income tax expense	—	—	—	5	5
EBITDA-continuing operations	52	24	—	(27)	49
Pension settlement loss	—	—	—	1	1
Severance	—	—	—	4	4
Adjusted EBITDA-continuing operations	$52	$24	$—	$(22)	$54

	Annual Guidance Range
	2023
	Low	High
Loss from continuing operations	$(17)	$(2)
Depreciation and amortization	140	140
Interest expense, net	65	65
Income tax benefit(b)	(3)	(3)
EBITDA and Adjusted EBITDA-continuing operations	$185	$200
——————————————
(a)    EBITDA-continuing operations is defined as income (loss) from continuing operations before interest, taxes, depreciation and amortization. Adjusted EBITDA-continuing operations is defined as EBITDA-continuing operations adjusted for the settlement of certain pension plans, gain on debt extinguishment and other items. EBITDA and Adjusted EBITDA are non-GAAP measures used by Management, existing stockholders and potential stockholders to measure how the Company is performing relative to the assets under management.
(b)    Estimated using the statutory rates of each jurisdiction and ignoring all permanent book-to-tax differences.
F

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions)
Adjusted Free Cash Flows - Continuing Operations(a)

	Six Months Ended
	July 1, 2023	June 25, 2022
Cash provided by (used in) operating activities-continuing operations	$84	$(36)
Capital expenditures, net	(32)	(71)
Adjusted free cash flows-continuing operations	$52	$(107)

	Annual Guidance Range
	2023
	Low	High
Cash provided by operating activities-continuing operations	$150	$165
Capital expenditures, net	(95)	(95)
Adjusted free cash flows-continuing operations	$55	$70
——————————————
(a)    Adjusted free cash flows-continuing operations is defined as cash provided by (used in) operating activities-continuing operations adjusted for capital expenditures, net of proceeds from the sale of assets and excluding strategic capital expenditures. Adjusted free cash flows is a non-GAAP measure of cash generated during a period which is available for dividend distribution, debt reduction, strategic acquisitions and repurchase of the Company’s common stock.
G

Rayonier Advanced Materials Inc.
Reconciliation of Non-GAAP Measures (Continued)
(Unaudited)
(in millions, except per share information)
Adjusted Net Debt(a)

	July 1, 2023	December 31, 2022
Debt due within one year	$81	$14
Long-term debt	753	839
Total debt	834	853
Unamortized debt premium, discount and issuance costs	5	6
Cash and cash equivalents	(157)	(152)
Adjusted net debt	$682	$707
——————————————
(a)    Adjusted net debt is defined as the amount of debt after the consideration of debt premium, discount and issuance costs, less cash.
Adjusted Income (Loss) from Continuing Operations(a)

	Three Months Ended						Six Months Ended
	July 1, 2023		April 1, 2023		June 25, 2022		July 1, 2023		June 25, 2022
	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share	$	Per Diluted Share
Income (loss) from continuing operations	$(16)	$(0.24)	$2	$0.02	$(25)	$(0.39)	$(14)	$(0.22)	$(49)	$(0.77)
Pension settlement loss	—	—	2	0.03	1	0.02	2	0.04	1	0.02
Severance	—	—	—	—	4	0.06	—	—	4	0.06
Gain on debt extinguishment	(1)	(0.01)	—	—	—	—	(1)	(0.01)	—	—
Tax effect of adjustments	—	—	—	—	—	—	—	—	—	—
Adjusted income (loss) from continuing operations	$(17)	$(0.25)	$4	$0.05	$(20)	$(0.31)	$(13)	$(0.19)	$(44)	$(0.69)
——————————————
(a)    Adjusted income (loss) from continuing operations is defined as income (loss) from continuing operations adjusted net of tax for the settlement of certain pension plans, gain on debt extinguishment and other items.
H